Exhibit 99.1

Beyond Air® Reports Financial Results

for the Third Quarter of Fiscal Year 2023

U.S. commercial launch continues for LungFit® PH for the treatment of term and near-term neonates with hypoxic respiratory failure

Presented positive in vivo combination data with anti-PD1 that support the potential of the Company’s novel gaseous ultra-high concentration nitric oxide (UNO) therapy to treat various types of solid tumors at the Society for Immunotherapy of Cancer (SITC) 2022 Annual Meeting

Published pre-clinical data in the peer-reviewed journal Cancer Cell International (“CCI”) on the Company’s patented tumor ablation method utilizing UNO

Conference call scheduled for 4:30 p.m. ET today, February 9th

Garden City, NY, February 9, 2023 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”) a commercial stage medical device and biopharmaceutical company focused on developing inhaled nitric oxide (NO) for the treatment of patients with respiratory conditions, including serious lung infections and pulmonary hypertension, and, through its affiliate Beyond Cancer, Ltd., ultra-high concentration nitric oxide (UNO) for the treatment of solid tumors, today announced financial results for its third fiscal quarter ended December 31, 2022.

“We are successfully executing on our planned limited launch of LungFit PH in the United States. Demand among targeted hospitals for demonstrations and evaluations continues to grow, and we look forward to recording our first sales during the March quarter,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air.

“Over the past few years, we have presented data which have demonstrated the safety of inhaled nitric oxide at high concentrations, administered intermittently, in more than 12 clinical settings with over 170 patients treated and more than 5,000 treatments administered with no serious adverse reactions related to nitric oxide. Strong efficacy signals were also demonstrated, especially in viral respiratory infections. We believe high concentration NO delivery with our LungFit PRO generator and delivery system can be a powerful tool against any type of pneumonia, regardless of the type of virus, including SARS-CoV2, and our company is dedicated to bringing this important therapy to market as soon as possible.”

“Throughout the year, the team at Beyond Cancer has made incredible progress,” continued Mr. Lisi. “The pre-clinical results presented during the Society for Immunotherapy of Cancer (SITC) 2022 annual meeting in November offer an encouraging first look at the potential synergistic effect of UNO therapy when combined with anti-PD-1 therapy. We are pleased to have also published our early pre-clinical work in the peer-reviewed journal Cancer Cell International (“CCI”) in December. These impressive data support our understanding of UNO as an immunomodulating therapeutic option for the treatment of solid tumors and prevention of metastases and we look forward to further elucidating the powerful effects of UNO in human trials.”

Recent Highlights and Upcoming Milestones

●	LungFit® PH

○	Ongoing progress with limited release phase of commercial launch, making it the first and only nitric oxide generator, delivery, and monitoring system available in the United States
○	CE Mark anticipated to be received in the first half of fiscal year 2024, which is expected to be followed by an international commercial partnership
○	Expect to submit a PMA supplement for a cardiac label expansion for LungFit® PH to the FDA in the first half of calendar year 2023

●	LungFit® PRO

○	ID Week 2022 – the Company presented positive data showing a strong safety profile and statistically significant results on key endpoints in patients hospitalized with viral respiratory infections, including SARS-CoV2
○	Plan to initiate a U.S. trial for patients hospitalized with viral community-acquired pneumonia (VCAP), including COVID-19, in the fourth quarter of calendar year 2023, pending discussion with the FDA

●	LungFit® GO

○	American College of Chest Physicians (CHEST) Annual Meeting 2022 – the Company presented positive safety, tolerability, and efficacy data from the LungFit GO pilot at-home study of patients with severe, treatment refractory, NTM lung disease
○	Plan to initiate a U.S. trial for patients with NTM in the second half of fiscal year 2025, pending discussion with the FDA
○	Plan to initiate a U.S. pilot trial in COPD patients who are hospitalized due to a exacerbation in the fourth quarter of calendar 2024, pending discussion with FDA

●	Beyond Cancer’s Solid Tumor Program

○	Society for Immunotherapy of Cancer (SITC) Annual Meeting 2022 - presented promising new data in mice for UNO therapy, which showed a doubling of survival when UNO was combined with anti-PD1 compared with anti-PD1 alone
○	Published pre-clinical data in Cancer Cell International (CCI) on December 13, 2022, which demonstrated that the company’s tumor ablation method results in a potent systemic immune response to the specific tumor type treated. Treated mice were immune to a re-introduction or tumor challenge resulting in a significant improvement in survival for UNO treated mice compared to control mice
○	Received a notice of allowance for its patent titled, “System and Method for Delivery or Gas to a Tissue”, which is the first patent covering Beyond Cancer’s UNO therapy
○	Announced a sponsored research agreement with Stanford University, and the expansion of Beyond Cancer’s Scientific Advisory Board (SAB)

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Financial Results for the Fiscal Quarter Ended December 31, 2022

Research and development expenses for the fiscal quarter ended December 31, 2022 were $5.0 million, compared with $2.5 million for the fiscal quarter ended December 31, 2021. The increase was driven mainly by compensation costs from scaling up operations in Beyond Cancer as well as from increased investments in pre-clinical work being done across the Group in our targeted therapeutic areas.

General and administrative expenses for the fiscal quarter ended December 31, 2022 increased to $8.9 million, compared with $4.9 million for the fiscal quarter ended December 31, 2021. The increase includes $3.0 million of planned structural investments in Beyond Cancer and $1.0 million attributable to continued investments in people and systems necessary to support the commercial launch of LungFit® PH in the U.S.

Other income and expense was a $0.2 million gain for the fiscal quarter ended December 31, 2022, compared with a $0.5 million loss for the fiscal quarter ended December 31, 2021. The two main drivers in this year-over-year improvement were gains made from the Company’s investment in marketable securities as well as favorable foreign exchange movements.

For the fiscal quarter ended December 31, 2022, the Company had a GAAP net loss of $13.8 million, of which $12.7 million, or ($0.43) per share, was attributable to the shareholders of Beyond Air, Inc., compared with a net loss of $7.7 million, or ($0.29) per share, for the fiscal quarter ended December 31, 2021.

As of December 31, 2022, the Company reported cash and cash equivalents, marketable securities, and restricted cash of $63.2 million.

Total cash burn in the quarter ended December 31, 2022, was $9.3 million, which is in line with the Company’s quarterly cash burn guidance of $8.0 – 10.0 million per quarter. Through the first nine months of the Company’s fiscal year 2023, total cash burn was $27.0 million which includes $2.5 million in non-recurring expense.

Conference Call & Webcast

Thursday, February 9th @ 4:30 PM ET

Domestic:	1-844-825-9789
International:	1-412-317-5180
Passcode:	2849570
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1593840&tp_key=dccf15938e or the Events page of the Company’s website (click here)

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About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of nitric oxide through its revolutionary NO Generator and Delivery System, LungFit, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company has received FDA approval for its first system, LungFit PH for persistent pulmonary hypertension of the newborn. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), nontuberculous mycobacteria (NTM) and severe lung infections in other settings. Additionally, Beyond Cancer, an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About the LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. The LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

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About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

Nontuberculous mycobacteria (NTM) infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 – 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

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About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing ultra-high concentration nitric oxide (UNO) via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. Ultra-high concentration Nitric Oxide (UNO) therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: Beyond Cancer’s ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials concerning the ultra-high concentration nitric oxide product candidate; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for the ultra-high concentration nitric oxide product candidate; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; Beyond Cancer’s ability to fund and the results of further pre-clinical studies and clinical trials of the ultra-high concentration nitric oxide product candidate; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Cancer and Beyond Air undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Edward Barger

Head of Investor Relations

ebarger@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Media contacts

Kori-Ann Taylor

Head of Marketing

ktaylor@beyondair.net

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31, 2022	March 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$25,478	$80,242
Marketable securities	27,641	-
Restricted cash	10,085	9,988
Inventory, net	955	350
Grant receivable	355	322
Other current assets and prepaid expenses	1,500	2,044
Total current assets	66,015	92,945
Licensed right to use technology	1,683	1,837
Right-of-use lease assets	2,426	2,216
Property and equipment, net	3,624	1,995
Other assets	211	207
TOTAL ASSETS	$73,959	$99,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,411	$1,129
Accrued expenses	9,777	8,374
Operating lease liability	349	281
Loan payable, current portion	60	927
Total current liabilities	11,597	10,712
Operating lease liability	2,282	2,079
Long-term debt, net	140	200
Other long-term liabilities	4,500	8,000
Total liabilities	18,519	20,990

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 30,013,907 and 29,886,173 shares issued and outstanding as of December 31, 2022 and March 31, 2022, respectively	3	3
Treasury stock	(25)	(25)
Additional paid-in capital	210,097	196,269
Accumulated deficit	(159,288)	(123,639)
Accumulated other comprehensive income	159	96
Total stockholders’ equity attributable to Beyond Air, Inc	50,946	72,704
Non-controlling interests	4,494	5,505
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,959	$99,199

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenue	$-	$-	$-	$-

Cost of Revenue	68	-	247	-

Gross Profit / (Loss)	(68)	-	(247)	-

Operating expenses:

Research and development	5,000	2,543	12,679	8,091
General and administrative	8,941	4,943	25,144	12,188
Operating expenses	13,941	7,486	37,823	20,279

Operating loss	(14,010)	(7,486)	(38,070)	(20,279)

Other income (loss)
Interest expense	(46)	(57)	(142)	(377)
Foreign exchange gain / (loss)	286	(8)	(108)	2
Estimated Liability for Contingent loss	(248)	-	(248)	(2,742)
Other income / (expense)	219	(412)	317	-
Total other expense	211	(476)	(180)	(3,118)

Benefit from income taxes	-	-	-	-

Net loss	$(13,798)	$(7,962)	$(38,250)	$(23,397)

Less : net loss attributable to non-controlling interests	(1,051)	(223)	(2,601)	(223)

Net loss attributable to Beyond Air, Inc.	$(12,747)	$(7,739)	$(35,649)	$(23,174)

Foreign currency translation gain and loss	(184)	-	159	-
Comprehensive loss attributable to Beyond Air, Inc.	$(12,931)	$(7,739)	$(35,490)	$(23,174)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.43)	$(0.29)	$(1.19)	$(0.95)

Weighted average number of shares, outstanding, basic and diluted	29,921,254	26,822,302	29,902,694	24,319,771

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